UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2007

SHELTER PROPERTIES III

(Exact name of Registrant as specified in its charter)

            South Carolina

  0-10260

  57-0718508 (State or other jurisdiction     (Commission         (I.R.S. Employer

   of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Shelter Properties III, a South Carolina limited partnership, (the “Registrant”), owns Essex Park Apartments (“Essex Park”), a 323-unit apartment property located in Columbia, South Carolina and Willowick Apartments (“Willowick”), a 180-unit apartment property located in Greenville, South Carolina.    On June 29, 2007, the Registrant sold Essex Park and Willowick, which were its last remaining investment properties, to third parties, CP Essex, LLC, and CP Willowick, LLC, respectively, Delaware Limited Liability Companies (the “Purchasers”).  The Purchasers are affiliates of Northview Realty Group, Inc., a Canadian corporation (“Northview”), which is unaffiliated with the Registrant.  As previously disclosed, Northview was the initial purchaser, however Northview is permitted under the terms of the purchase and sale contract to assign the contract to an affiliate. The Purchasers purchased Essex Park and Willowick, along with eight other apartment properties, all of which were owned by entities affiliated with AIMCO Properties, L.P., which is also an affiliate of the corporate general partner of the Registrant.  The total sales price for Essex Park and Willowick and the eight other apartment properties was $95,800,000 of which $10,900,000 and $6,500,000 represent the portions of the sales price allocated to Essex Park and Willowick, respectively.  As a result of these sales, the Registrant no longer holds an ownership interest in any investment properties.

In accordance with the Amended Partnership Agreement of the Registrant, the Registrant’s corporate general partner is evaluating the cash requirements of the Registrant to determine the portion of the net proceeds that will be distributed to the Registrant’s partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:

Shelter Realty III Corporation

Corporate General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

July 6, 2007